Exhibit 99.1

Albany International Reports First-Quarter Results

First-quarter Financial Highlights

  Net sales were $199.3 million, an increase of 15.6% compared to 2016. Net sales increased 11.7% as a result of the Q2 2016 acquisition in AEC (see Tables 1 and 2).
  Net income attributable to the Company was $10.8 million ($0.34 per share), compared to $13.5 million ($0.42 per share) in Q1 2016.
  Net income attributable to the Company, excluding adjustments (a non-GAAP measure), was $0.46 per share in both Q1 2017 and Q1 2016 (see Table 11).
  Adjusted EBITDA (a non-GAAP measure) was $43.5 million compared to $41.3 million in Q1 2016 (see Tables 7 and 8).

ROCHESTER, N.H.--(BUSINESS WIRE)--May 4, 2017--Albany International Corp. (NYSE:AIN) reported that Q1 2017 net income attributable to the Company was $10.8 million, including a net charge of $0.8 million for income tax adjustments. Q1 2016 net income attributable to the Company was $13.5 million, including favorable income tax adjustments of $1.0 million.

Q1 2017 income before income taxes was $17.5 million, including restructuring charges of $2.7 million, and losses from foreign currency revaluation of $1.9 million. Q1 2017 income before income taxes also includes $0.6 million of professional fees related to the integration of the Q2 2016 acquisition of Harris Corporation’s composite aerostructures division (referred to below as “SLC”). Q1 2016 income before income taxes was $20.4 million, including restructuring charges of $0.7 million, losses of $1.4 million from foreign currency revaluation, and $1.6 million of expenses related to the acquisition.

Table 1 summarizes key financial metrics of SLC, which is included in the AEC segment:

Table 1
(in thousands)	Three Months ended March 31, 2017
Net sales (GAAP)	$20,200
Gross profit (GAAP)	2,245
Selling, technical, general and research expenses(GAAP)	3,172
Restructuring expenses(GAAP)	1,699
Operating (loss) (GAAP)	(2,626)
Depreciation and amortization (D&A) (GAAP)	3,850
EBITDA [Operating (loss) + D&A] (Non-GAAP)	1,224
Adjusted EBITDA [Operating (loss)+ Restructuring + D&A] (Non-GAAP)	$2,923

Table 2 summarizes net sales and the effect of changes in currency translation rates:

Table 2
(in thousands, excluding percentages)	Net Sales Three Months ended March 31,		Percent Change	Impact of Changes in Currency Translation Rates	Percent Change excluding Currency Rate Effect
	2017	2016
Machine Clothing (MC)	$142,827	$145,264	-1.7%	$(2,122)	-0.2%
Albany Engineered Composites (AEC)	56,450	27,067	108.6%	(263)	109.5%
Total	$199,277	$172,331	15.6%	$(2,385)	17.0%

In comparison to Q1 2016, MC net sales increased in tissue and packaging grades but that increase was offset by declines in the publication grades. The increase in AEC net sales was primarily due to the Q2 2016 acquisition and growth in LEAP.

First-quarter gross profit increased to $75.9 million in 2017 from $72.5 million in 2016. Gross profit margin in Q1 2017 was 38.1% compared to 42.1% in Q1 2016, reflecting the change in the business mix due to higher AEC sales. MC gross profit was $69.2 million (48.5% of net sales) in Q1 2017, compared to $69.6 million (47.9% of net sales) in Q1 2016. AEC gross profit increased to $6.8 million (12.1% of net sales) in Q1 2017, compared to $3.1 million (11.5% of net sales) in Q1 2016.

Q1 2017 selling, technical, general, and research (STG&R) expenses were $51.2 million, or 25.7% of net sales, including losses of $1.8 million from the revaluation of nonfunctional-currency assets and liabilities, and $0.6 million of professional fees related to the integration of SLC. Q1 2016 STG&R expenses were $49.6 million, or 28.8% of net sales, including losses of $1.9 million from the revaluation of nonfunctional-currency assets and liabilities, and $1.6 million of expenses related to the Q2 2016 acquisition. The reduction in STG&R expenses as a percentage of net sales in 2017 reflects the relative growth of AEC which carries lower STG&R expenses as a percentage of net sales.

The following table summarizes first-quarter expenses associated with internally funded research and development by segment:

Table 3
	Research and development expenses by segment Three Months ended March 31,
(in thousands)	2017	2016
Machine Clothing	$4,519	$4,337
Albany Engineered Composites	3,076	2,681
Total	$7,595	$7,018

The following table summarizes first-quarter operating income by segment:

Table 4
	Operating Income/(loss) Three Months ended March 31,
(in thousands)	2017	2016
Machine Clothing	$38,261	$37,139
Albany Engineered Composites	(5,114)	(3,706)
Corporate expenses	(11,091)	(11,164)
Total	$22,056	$22,269

AEC incurred restructuring charges of $2.6 million in the first quarter of 2017, principally related to a reduction in personnel in SLC. Table 5 presents the effect on operating income resulting from restructuring, currency revaluation, and acquisition expenses:

Table 5
	Expenses in Q1 2017 resulting from		Expenses/(gain) in Q1 2016 resulting from
(in thousands)	Restructuring	Revaluation	Restructuring	Revaluation	Acquisition expenses
Machine Clothing	$110	$1,663	$698	$1,890	$ -
Albany Engineered Composites	2,571	98	-	5	1,596
Corporate expenses	-	1	(19)	2	-
Total	$2,681	$1,762	$679	$1,897	$1,596

Q1 2017 Other income/expense, net, was expense of $0.2 million, including losses related to the revaluation of nonfunctional-currency balances of $0.1 million. Q1 2016 Other income/expense, net, was income of $0.3 million, including income related to the revaluation of nonfunctional-currency balances of $0.5 million.

The following table summarizes currency revaluation effects on certain financial metrics:

Table 6
	Income/(loss) attributable to currency revaluation Three Months ended March 31,
(in thousands)	2017	2016
Operating income	$(1,762)	$(1,897)
Other income/(expense), net	(101)	479
Total	$(1,863)	$(1,418)

Q1 2017 Interest expense, net, was $4.3 million, compared to $2.2 million in Q1 2016. The increase was due to higher debt as a result of the acquisition of SLC in Q2 2016.

The Company’s income tax rate based on income from continuing operations was 32.6% for Q1 2017, compared to 39.7% for Q1 2016. The decrease in the rate was due to a shift in the mix of pretax income in the jurisdictions in which we operate. Discrete tax items increased income tax expense by $0.8 million in Q1 2017, and decreased income tax expense by $1.0 million in Q1 2016.

The following tables provide a reconciliation of operating income and net income to EBITDA and Adjusted EBITDA:

Table 7
Three Months ended March 31, 2017 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Operating income/(loss) (GAAP)	$38,261	$(5,114)	$(11,091)	$22,056
Interest, taxes, other income/expense	-	-	(11,082)	(11,082)
Net income (GAAP)	38,261	(5,114)	(22,173)	10,974
Interest expense, net	-	-	4,328	4,328
Income tax expense	-	-	6,550	6,550
Depreciation and amortization	8,287	7,804	1,202	17,293
EBITDA (non-GAAP)	46,548	2,690	(10,093)	39,145
Restructuring expenses, net	110	2,571	-	2,681
Foreign currency revaluation losses	1,663	98	102	1,863
Pretax (income) attributable to non-controlling interest in ASC	-	(171)	-	(171)
Adjusted EBITDA (non-GAAP)	$48,321	$5,188	$(9,991)	$43,518

Table 8
Three Months ended March 31, 2016 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Operating income/(loss) (GAAP)	$37,139	$(3,706)	$(11,164)	$22,269
Interest, taxes, other income/expense	-	-	(8,953)	(8,953)
Net income (GAAP)	37,139	(3,706)	(20,117)	13,316
Interest expense, net	-	-	2,238	2,238
Income tax expense	-	-	7,043	7,043
Depreciation and amortization	9,318	3,395	2,107	14,820
EBITDA (non-GAAP)	46,457	(311)	(8,729)	37,417
Restructuring expenses, net	698	-	(19)	679
Foreign currency revaluation (gains)/losses	1,890	5	(477)	1,418
Acquisition expenses	-	1,596	-	1,596
Pretax loss attributable to non-controlling interest in ASC	-	187	-	187
Adjusted EBITDA (non-GAAP)	$49,045	$1,477	$(9,225)	$41,297

Payments for capital expenditures increased to $25.1 million in Q1 2017, compared to $8.1 million in Q1 2016, primarily due to the ramp in AEC programs. Depreciation and amortization was $17.3 million in Q1 2017, compared to $14.8 million in Q1 2016. As noted in Table 1, depreciation and amortization for SLC was $3.9 million in Q1 2017.

CFO Comments

CFO and Treasurer John Cozzolino commented, “As is typical for the first quarter, cash flow was negatively impacted by incentive compensation payments, seasonal increases in accounts receivable and inventory, and high first-quarter income tax payments. In Q1 2017, these typical cash flow effects were compounded by sharp increases in receivables, inventory, and capital expenditures associated with multiple program ramps in AEC. For the total Company, the net effect of higher receivables and inventory, combined with reductions in accrued liabilities, was a use of cash of approximately $31 million during the quarter. Payments for capital expenditures in Q1 were about $25 million and we continue to estimate full-year spending in 2017 to be $95 million to $105 million. At this rate of spending for capital expenditures, we expect additional quarterly increases in net debt for the remainder of the year, but at a considerably lower level than in Q1.

“Total debt decreased a little over $4 million to $480 million as of the end of the quarter, while cash balances decreased about $38 million to a total of $143 million. The combined effect of those two changes resulted in a $34 million increase to net debt (total debt less cash, see Table 14) to a balance of $337 million as of the end of the quarter. The Company’s leverage ratio, as defined in our primary debt agreements, was 2.30 at both the end of Q1 2017 and Q4 2016, well below our limit of 3.50.

“The Company’s income tax rate based on income from continuing operations was about 33% in Q1 2017, compared to 35% for the full-year 2016. We continue to expect the full-year tax rate for 2017 to be similar to the rate in 2016. Cash paid for income taxes was about $9 million in Q1, and we estimate cash taxes in 2017 to range from $25 million to $30 million.”

CEO Comments

CEO Joseph Morone said, “In Q1 2017, both businesses continued to perform well and in line with our short- and long-term expectations and objectives. MC once again generated strong income and strong new product performance, while AEC once again generated strong growth and executed well on each of its key programs, while continuing to position itself for improved profitability and new business.

“In MC, sales were essentially flat, both sequentially and in comparison to Q1 2016. There were no significant deviations from recent market trends during the quarter. Once again, a significant decline in publication grade sales was offset by incremental gains in the other grades, most notably during Q1 in tissue. By the end of Q1, the publication grades accounted for 23% of total sales, compared to 25% in Q1 2016, 27% in Q1 2015, and 30% in Q1 2014. Our new product performance continued to be strong across all product lines, especially in tissue. Competitive pricing pressure remained intense, particularly in Europe and Asia, although the topline impact was offset by volume growth in Asia.

“Profitability was once again strong in Q1 2017 due to incremental productivity gains and good plant utilization. Gross margin, segment net income and Adjusted EBITDA were in line with the excellent performance levels of Q1 2016.

“As for our outlook in MC, the market appears stable and we enter Q2 with a good order backlog. Although we have been anticipating and are seeing some inflationary pressures, MC remains on track toward its full-year objective of annual Adjusted EBITDA in the middle of that $180 million to $195 million range that we have discussed on numerous occasions. (See Table 15 for reconciliation to GAAP net income for this segment.)

“AEC continued on its path of accelerating growth. Q1 sales grew to $56 million, from $27 million in Q1 2016, the last quarter before we acquired SLC. Excluding SLC, sales grew by $9 million or 34%. The quarter began slowly for AEC, but revenue accelerated as the quarter progressed, and the business remains on track toward its full-year target of 25% to 35% revenue growth over 2016.

“The growth was led once again by LEAP. AEC continues to execute on the very aggressive LEAP ramp schedule, while the LEAP engine program continues to perform well in the marketplace. The order backlog for LEAP exceeded 12,000 engines at the end of Q1 with no signs of market softening, CFM delivered its 100th LEAP engine during the quarter, and the LEAP engines in service are performing well and meeting their performance targets.

“Q1 sales in SLC were flat compared to Q4, but as with the rest of AEC, we expect a sharp increase in SLC sales for the balance of 2017. It has been a full year since our acquisition of SLC, and our experience to date – particularly our experience with SLC’s customers – validates our view of the growth potential that motivated the acquisition. In SLC’s key growth and legacy programs, the near- and long-term demand outlook is strong and SLC is meeting customer expectations. Of particular note since our last earnings call are two recent developments in the CH-53K program. SLC was informed during Q1 that it was selected by Sikorsky as its supplier of the year for the CH-53K. And in early April, the CH-53K program was officially approved by the Department of Defense to enter into low-rate initial production. At full-rate production next decade and with no additional content, this program has the potential to generate as much as $150 million per year of revenue.

“While AEC segment net income declined compared to Q1 2016, due to increases in depreciation expense and restructuring, Adjusted EBITDA improved significantly, both in absolute terms and as a percent of sales. Profitability was held back by a still substantial effort to complete the integration of SLC into AEC. The AEC ERP system successfully went live in SLC in February, but the usual inefficiencies associated with learning a new system and modifying work processes will continue to be a drag on productivity well into the second half of the year. Shortly after the end of the quarter, SLC announced a significant restructuring, which coupled with continuous improvement in operations, should result in gradual improvements to profitability by the end of this year.

“Q1 was also marked by a significant increase in new business development activity in AEC. As previously mentioned, AEC is pursuing new business opportunities on three fronts: existing aerospace platforms, new aerospace platforms, and diversification outside of aerospace. While there were promising developments during Q1 on all three fronts, the most notable were on existing aerospace platforms. AEC received a significant number of formal requests-for-proposal as well as more preliminary expressions of interest from a broad cross-section of OEMs, largely prompted by AEC’s execution and emphasis on lean manufacturing in its existing programs with those OEMs.

“As for our outlook for AEC, we continue to expect full-year revenue to be 25% to 35% higher than full-year 2016, and Adjusted EBITDA as a percentage of sales to slowly improve. For the longer term, the intensity of new business development activity in Q1 suggests that there is more upside than downside risk to our current estimate of $450 million to $500 million revenue potential by 2020, as well as potential for substantial growth beyond 2020.

“In sum, this was a good quarter for both businesses, as MC generated strong Adjusted EBITDA and AEC strong growth. Both businesses remain firmly on track toward their short- and long- term goals. For 2017, MC is on track toward full-year Adjusted EBITDA in the middle of our expected range, and AEC is on track for full-year revenue growth between 25% and 35% coupled with gradually improving Adjusted EBITDA as a percentage of sales.”

About Albany International Corp.

Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 22 plants in 10 countries, employs 4,400 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

This release contains certain non-GAAP metrics, including: percent change in net sales excluding currency rate effects (for each segment and the Company as a whole); EBITDA and Adjusted EBITDA (for each segment and the Company as a whole, represented in dollars or as a percentage of net sales); net debt; and net income per share attributable to the Company, excluding adjustments. Such items are provided because management believes that, when reconciled from the GAAP items to which they relate, they provide additional useful information to investors regarding the Company’s operational performance.

Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. EBITDA, or net income with interest, taxes, depreciation, and amortization added back, is a common indicator of financial performance used, among other things, to analyze and compare core profitability between companies and industries because it eliminates effects due to differences in financing, asset bases and taxes. An understanding of the impact in a particular quarter of specific restructuring costs, acquisition expenses, currency revaluation, or other gains and losses, on net income (absolute as well as on a per-share basis), operating income or EBITDA can give management and investors additional insight into core financial performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. Restructuring expenses in the MC segment, while frequent in recent years, are reflective of significant reductions in manufacturing capacity and associated headcount in response to shifting markets, and not of the profitability of the business going forward as restructured. Net debt is, in the opinion of the Company, helpful to investors wishing to understand what the Company’s debt position would be if all available cash were applied to pay down indebtedness. EBITDA, Adjusted EBITDA and net income per share attributable to the Company, excluding adjustments, are performance measures that relate to the Company’s continuing operations.

Percent changes in net sales, excluding currency rate effects, are calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period. The Company calculates EBITDA by removing the following from Net income: Interest expense net, Income tax expense, Depreciation and amortization. Adjusted EBITDA is calculated by: adding to EBITDA costs associated with restructuring and pension settlement charges; adding (or subtracting) revaluation losses (or gains); subtracting (or adding) gains (or losses) from the sale of buildings or investments; subtracting insurance recovery gains; subtracting (or adding) Income (or loss) attributable to the non-controlling interest in Albany Safran Composites (ASC); and adding expenses related to the Company’s acquisition of Harris Corporation’s composite aerostructures division. Adjusted EBITDA may also be presented as a percentage of net sales by dividing it by net sales. Net income per share attributable to the Company, excluding adjustments, is calculated by adding to (or subtracting from) net income attributable to the Company per share, on an after-tax basis: restructuring charges; discrete tax charges (or gains) and the effect of changes in the income tax rate; foreign currency revaluation losses (or gains); acquisition expenses; and losses (or gains) from the sale of investments.

EBITDA, Adjusted EBITDA, and net income per share attributable to the Company, excluding adjustments, as defined by the Company, may not be similar to EBITDA measures of other companies. Such measures are not considered measurements under GAAP, and should be considered in addition to, but not as substitutes for, the information contained in the Company’s statements of income.

The Company discloses certain income and expense items on a per-share basis. The Company believes that such disclosures provide important insight into underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the quarterly per-share amount for items included in continuing operations by using the income tax rate based on income from continuing operations and the weighted-average number of shares outstanding for each period. Year-to-date earnings per-share effects are determined by adding the amounts calculated at each reporting period.

Table 9
Three Months ended March 31, 2017 (in thousands, except per share amounts)	Pretax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring expenses, net	$2,681	$979	$1,702	$0.05
Foreign currency revaluation losses	1,863	680	1,183	0.04
Expenses related to integration of acquired business	589	224	365	0.01
Net discrete income tax charge	-	831	831	0.03

Table 10
Three Months ended March 31, 2016 (in thousands, except per share amounts)	Pretax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring expenses, net	$679	$270	$409	$0.01
Foreign currency revaluation losses	1,418	563	855	0.03
Acquisition expenses	1,596	575	1,021	0.03
Net discrete income tax benefit	-	1,033	1,033	0.03

The following table contains the calculation of net income per share attributable to the Company, excluding adjustments:

Table 11
	Three Months ended March 31,
Per share amounts (Basic)	2017	2016
Net income attributable to the Company, reported (GAAP)	$0.34	$0.42
Adjustments:
Restructuring expenses, net	0.05	0.01
Discrete tax adjustments	0.03	(0.03)
Foreign currency revaluation losses	0.04	0.03
Acquisition expenses	-	0.03
Net income attributable to the Company, excluding adjustments (non-GAAP)	$0.46	$0.46

Table 12
	AEC Adjusted EBITDA as a percentage of sales Three Months ended March 31,
(in thousands)	2017	2016
Adjusted EBITDA (see Tables 6 and 7) (non-GAAP)	$5,188	$1,477
Net sales (see Table 1) (GAAP)	$56,450	$27,067
Adjusted EBITDA as a percentage of net sales	9.2%	5.5%

Table 13
Three Months ended December 31, 2016 (in thousands)	AEC
Net income/(loss) (GAAP)	$(1,280)
Interest expense, net	-
Income tax expense	-
Depreciation and amortization	6,433
EBITDA (non-GAAP)	5,153
Restructuring expenses, net	526
Foreign currency revaluation (gains)/losses	11
Pretax (income) attributable to non-controlling interest in ASC	(160)
Adjusted EBITDA (non-GAAP)	$5,530
Net Sales (GAAP)	$68,302
Adjusted EBITDA as a percentage of net sales	8.1%

The following table contains the calculation of net debt:

Table 14
(in thousands)	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Notes and loans payable	$274	$312	$343	$531	$590
Current maturities of long-term debt	51,699	51,666	1,462	566	16
Long-term debt	428,477	432,918	490,003	485,215	255,076
Total debt	480,450	484,896	491,808	486,312	255,682
Cash and cash equivalents	143,333	181,742	196,170	176,025	169,615
Net debt	$337,117	$303,154	$295,638	$310,287	$86,067

The following table contains the reconciliation of MC 2017 projected Adjusted EBITDA to MC 2017 projected net income:

Table 15
Machine Clothing Full-Year 2017 Outlook (in millions)	Actual, three months ended March 31, 2017	Results for last three quarters of year to meet low end of range	Results for last three quarters of year to meet high end of range	Estimated range for full- year
Net income (non-GAAP)	$38	$108	$117	$146 - $155
Depreciation and amortization	8	24	30	(32-38)
EBITDA (non-GAAP)	$46	$132	$147	$178 - $193
Restructuring expenses	-	*	*	*
Foreign currency revaluation losses	2	*	*	*
Adjusted EBITDA (non-GAAP)	$48	$132	$147	$180 - $195

* Due to the uncertainty of these items, management is currently unable to project restructuring expenses and foreign currency revaluation gains/losses for the remainder of the year.

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should,” “look for,” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast include, without limitation, statements about macroeconomic, geopolitical and paper-industry trends and conditions during 2016 and in future years; expectations in 2017 and in future periods of sales, EBITDA, Adjusted EBITDA (both in dollars and as a percentage of net sales), income, gross profit, gross margin, cash flows and other financial items in each of the Company’s businesses, including the acquired composite aerostructures business, and for the Company as a whole; the timing and impact of production and development programs in the Company’s AEC business segment and the sales growth potential of key AEC programs, as well as AEC as a whole; the amount and timing of capital expenditures, future tax rates and cash paid for taxes, depreciation and amortization; future debt and net debt levels and debt covenant ratios; and changes in currency rates and their impact on future revaluation gains and losses. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of its businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results, independent forecasts regarding the markets in which these businesses operate, and the timing and magnitude of orders for our customers’ products.

Historical growth rates are no guarantee of future growth, and such independent forecasts and assumptions could prove materially incorrect in some cases.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2017	2016

Net sales	$199,277	$172,331
Cost of goods sold	123,372	99,830

Gross profit	75,905	72,501
Selling, general, and administrative expenses	40,906	39,421
Technical and research expenses	10,262	10,132
Restructuring expenses, net	2,681	679

Operating income	22,056	22,269
Interest expense, net	4,328	2,238
Other expense/(income), net	204	(328)

Income before income taxes	17,524	20,359
Income tax expense	6,550	7,043

Net income	10,974	13,316
Net income/(loss) attributable to the noncontrolling interest	135	(185)
Net income attributable to the Company	$10,839	$13,501

Earnings per share attributable to Company shareholders - Basic	$0.34	$0.42

Earnings per share attributable to Company shareholders - Diluted	$0.34	$0.42

Shares of the Company used in computing earnings per share:
Basic	32,128	32,041

Diluted	32,164	32,081

Dividends declared per share, Class A and Class B	$0.17	$0.17

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	March 31,	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$143,333	$181,742
Accounts receivable, net	174,339	171,193
Inventories	150,481	133,906
Income taxes prepaid and receivable	5,224	5,213
Prepaid expenses and other current assets	11,245	9,251
Total current assets	484,622	501,305

Property, plant and equipment, net	432,465	422,564
Intangibles, net	64,685	66,454
Goodwill	161,089	160,375
Income taxes receivable and deferred	69,505	68,865
Contract receivables	17,960	14,045
Other assets	31,799	29,825
Total assets	$1,262,125	$1,263,433

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$274	$312
Accounts payable	43,756	43,305
Accrued liabilities	85,151	95,195
Current maturities of long-term debt	51,699	51,666
Income taxes payable	7,199	9,531
Total current liabilities	188,079	200,009

Long-term debt	428,477	432,918
Other noncurrent liabilities	104,262	106,827
Deferred taxes and other liabilities	12,714	12,389
Total liabilities	733,532	752,143

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share;
authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share;
authorized 100,000,000 shares; issued 37,368,649 in 2017
and 37,319,266 in 2016	37	37
Class B Common Stock, par value $.001 per share;
authorized 25,000,000 shares; issued and
outstanding 3,233,998 in 2017 and 2016	3	3
Additional paid in capital	427,017	425,953
Retained earnings	528,227	522,855
Accumulated items of other comprehensive income:
Translation adjustments	(123,172)	(133,298)
Pension and postretirement liability adjustments	(51,748)	(51,719)
Derivative valuation adjustment	1,458	828
Treasury stock (Class A), at cost 8,443,444 shares in 2017
and 2016	(257,136)	(257,136)
Total Company shareholders' equity	524,686	507,523
Noncontrolling interest	3,907	3,767
Total equity	528,593	511,290
Total liabilities and shareholders' equity	$1,262,125	$1,263,433

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(unaudited)

	Three Months ended March 31,
	2017	2016
OPERATING ACTIVITIES
Net income	$10,974	$13,316
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Depreciation	14,644	13,124
Amortization	2,649	1,696
Change in other noncurrent liabilities	(1,596)	(1,364)
Change in deferred taxes and other liabilities	(612)	2,529
Provision for write-off of property, plant and equipment	296	592
Non-cash interest expense	211	-
Compensation and benefits paid or payable in Class A Common Stock	989	864

Changes in operating assets and liabilities that provide/(use) cash:
Accounts receivable	(741)	(902)
Inventories	(14,921)	(1,348)
Prepaid expenses and other current assets	(1,917)	(5,382)
Income taxes prepaid and receivable	-	(1,895)
vAccounts payable	3,524	1,632
Accrued liabilities	(10,971)	(8,843)
Income taxes payable	(2,486)	(3,836)
Contract receivables	(3,915)	-
Other, net	(700)	(4,801)
Net cash (used in)/provided by operating activities	(4,572)	5,382

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(25,045)	(7,993)
Purchased software	(38)	(82)
Net cash used in investing activities	(25,083)	(8,075)

FINANCING ACTIVITIES
Proceeds from borrowings	16,145	12,396
Principal payments on debt	(20,602)	(22,398)
Debt acquisition costs	-	(200)
Taxes paid in lieu of share issuance	(1,364)	(1,272)
Proceeds from options exercised	75	205
Dividends paid	(5,459)	(5,443)
Net cash used in financing activities	(11,205)	(16,712)

Effect of exchange rate changes on cash and cash equivalents	2,451	3,907

Decrease in cash and cash equivalents	(38,409)	(15,498)
Cash and cash equivalents at beginning of period	181,742	185,113
Cash and cash equivalents at end of period	$143,333	$169,615

CONTACT:
Albany International Corp.
Investors
John Cozzolino, 518-445-2281
john.cozzolino@albint.com
or
Media
Heather Kralik, 801-505-7001
heather.kralik@albint.com